Exhibit 10.47
AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of the Employment Agreement effective January 9, 2017 between Erin McSweeney and United HealthCare Services, Inc. (the “Employment Agreement”). Accordingly, Executive’s Employment Agreement is amended effective March 1, 2021 as follows:
Section 3.E is deleted and replaced with the following:
By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if UnitedHealth Group takes any of the following actions, without Executive’s consent: (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of employees; (b) moves Executive’s primary work location more than 50 miles from offices other than Minneapolis, MN, or Boston, MA; or (c) makes changes that substantially diminish Executive’s duties or responsibilities.
Notwithstanding, Executive may, no later than March 1, 2022, give UnitedHealth Group written notice of Executive’s intent to terminate employment for Good Reason as a result of UnitedHealth Group’s March 1, 2021 notice to Executive of changes that substantially diminish Executive’s duties and responsibilities. If Executive does not give UnitedHealth Group such written notice during the timeframe referenced immediately above, those changes to Executive’s duties and responsibilities will no longer constitute Good Reason.
Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

United HealthCare Services, Inc.	Executive
By /s/ David Stauss	By /s/ Erin L. McSweney
Its SVP Total Rewards, HCS
Date 4/15/21	Date 4/15/21